Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction
AKG Acoustics GmbH	Austria
Harman Automotive Electronic Systems (Suzhou) Co., Ltd.	China
Harman Becker Automotive Systems GmbH	Germany
Harman Becker Automotive Systems, Inc.	Delaware
Harman Becker Automotive Systems Italy S.r.l.	Italy
Harman Becker Automotive Systems Korea, Inc.	Korea
Harman Becker Automotive Systems Manufacturing Kft.	Hungary
Harman Belgium S.A.	Belgium
Harman (China) Technology Co. Ltd.	China
Harman Commercial (Shanghai) Co. Ltd.	China
Harman Consumer Division Nordic A/S	Denmark
Harman Consumer Finland OY	Finland
Harman Consumer Nederland B.V.	Netherlands
Harman de Mexico S.A. de C.V.	Mexico
Harman da Amazonia Industria Eletrônica e Participacoes Ltda.	Brazil
Harman Deutschland GmbH	Germany
Harman do Brasil Industria Eletrônica e Participacoes Ltda.	Brazil
Harman Embedded Audio, LLC	Indiana
Harman Financial Group, LLC	Delaware
Harman France snc	France
Harman Holding GmbH & Co. KG	Germany
Harman Holding Limited	Hong Kong
Harman Hungary Financing Kft.	Hungary
Harman Inc. & Co. KG	Germany
Harman Industries Holding Mauritius Ltd.	Mauritius
Harman International (China) Holdings Co., Ltd.	China
Harman International (India) Private Limited	India
Harman International Industries Canada Limited	British Columbia, Canada
Harman International Industries Limited	United Kingdom
Harman International Japan Co. Ltd.	Japan
Harman International Singapore Pte. Ltd.	Singapore
Harman International snc	France
Harman JBL (Suzhou) Ltd.	China
Harman KG Holding, LLC	Delaware
Harman Malaysia Sdn Bhd	Malaysia
Harman Management GmbH	Germany
Harman Netherlands, B.V.	Netherlands
Harman Professional, Inc.	Delaware
Harman RUS CIS, LLC	Russia
Harman Technology (Shenzhen) Co., Ltd.	China
ISGPAS General Purpose Applications Systems GmbH	Germany
MWM Acoustics Limited	Hong Kong
MWM Mobile Products Limited	Hong Kong
Studer Japan Ltd.	Japan
Studer Professional Audio GmbH	Switzerland